Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated March 9, 2015

Relating to Preliminary Prospectus dated October 15, 2014

Registration No. 333-199321

Solar Bonds are debt securities issued by SolarCity. As with any investment, purchasing Solar Bonds involves risk. You must make your own decision about whether and how much to invest in Solar Bonds. SolarCity cannot make any investment recommendations or otherwise provide any investment advice. Solar Bonds are not FDIC-insured. Your earnings and principal are not guaranteed.

SolarCity has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for offerings to which this information relates. Before you invest, you should read the prospectus in that registration statement and other documents SolarCity has filed with the SEC for more complete information about SolarCity and the offerings. You may obtain these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov/Archives/edgar/data/1408356/000119312514371976/0001193125-14-371976-index.htm. Alternatively, you may obtain the prospectus relating to the Solar Bonds, and the pricing supplement relating to a particular series of Solar Bonds, on the Solar Bonds platform.

SolarCity, Incapital to Make Solar Bonds Available to More Than 500 Financial Institutions

Strategic partnership to provide access for investors through national network of financial advisors

SAN MATEO, Calif., and CHICAGO, Mar. 9, 2015 — SolarCity® (NASDAQ: SCTY) (http://www.solarcity.com/), today announced a strategic partnership with Incapital, a leading distributor of securities to financial institutions and investment advisors including many of the nation’s largest brokerage firms (http://www.incapital.com/), to expand the availability of Solar Bonds for investors across the U.S. As a result of this strategic partnership, investors are able to purchase Solar Bonds through their brokerage and IRA accounts at many major financial institutions for the first time.

In October 2014, SolarCity launched the nation’s first registered offering of Solar Bonds, allowing individual investors to participate in the rapid growth of solar power in the U.S. with the controlled risk of bonds. The earnings on Solar Bonds come from SolarCity and the monthly solar payments the company receives from its more than 190,000 customers — homeowners, schools, and businesses who have made the switch to clean, affordable energy. Offering interest rates as high as 5.45 percent, the bonds offer a competitive alternative to other savings and investment products—such as savings accounts, CDs, treasury bonds, and municipal bonds—and meet a growing appetite for investment opportunities that are both financially attractive and support important goals such as protecting the environment and creating American jobs.

Sustainable, responsible and impact investing (SRI) assets have grown 76 percent in just two years and account for more than one out of every six dollars [1] under professional management in the U.S. New offerings such as Solar Bonds make it possible for even more individuals to choose investments that serve both their financial and social goals.

Incapital has participated in impact investing since 2005. Its various programs for individual investors have provided 200,000 jobs in the U.S. and developing countries and helped construct and refurbish more than 10,000 affordable homes, among other benefits.

While individuals may still invest directly though SolarCity’s online investment platform (http://www.solarbonds.solarcity.com/), the joint effort with Incapital will make Solar Bonds available to investors through the investment advisors who serve as their trusted financial intermediaries. Investors will be able to purchase solar bonds for as little as $1,000, with maturities ranging from one year to fifteen years. To learn more, please visit solarbonds.solarcity.com.

This release contains forward-looking statements including, but not limited to, statements regarding future offerings of debt securities and associated terms, investor demand for solar bonds, and the growth of the U.S. solar industry. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. You should read the section entitled “Risk Factors” in SolarCity’s registration statement on Form S-3, and most recent annual report on Form 10-K, which have been filed with the Securities and Exchange Commission, for a discussion of these and additional risks and uncertainties. We do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Solar Bonds are debt securities issued by SolarCity. As with any investment, purchasing Solar Bonds involves risk. You must make your own decision about whether and how much to invest in Solar Bonds. SolarCity cannot make any investment recommendations or otherwise provide any investment advice. Solar Bonds are not FDIC-insured. Your earnings and principal are not guaranteed. SolarCity has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for offerings to which information in this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents SolarCity has filed with the SEC for more complete information about SolarCity and the offerings. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, you may obtain the prospectus relating to the Solar Bonds, and the pricing supplement relating to a particular series of Solar Bonds, at solarbonds.solarcity.com.

[1] According to The Forum for Sustainable and Responsible Investment’s “Report on US Sustainable, Responsible and Impact Investing Trends 2014” (http://www.ussif.org/blog_home.asp?Display=55)

About SolarCity

SolarCity® (NASDAQ: SCTY) provides clean energy. The company has disrupted the century-old energy industry by providing renewable electricity directly to homeowners, businesses and government organizations for less than they spend on utility bills. SolarCity gives customers control of their energy costs to protect them from rising rates. The company makes solar energy easy by taking care of everything from design and permitting to monitoring and maintenance. SolarCity currently serves 16 states. Visit the company online at www.solarcity.com and follow the company on Facebook & Twitter.

About Incapital

Incapital LLC is an underwriter and distributor of a wide range of investment products offered to financial professionals. Incapital partners with financial institutions to provide a leading distribution platform which includes fixed income, unit trusts, annuities, market-linked CDs and equity hybrid securities. For more information, visit incapital.com. Incapital, 200 South Wacker Dr. Chicago, IL 60606. Securities offered through and UITs sponsored by Incapital LLC, Member FINRA/SIPC. Annuities and insurance products offered through Incapital Insurance Services LLC, Member FINRA/SIPC.

Media Contact

For SolarCity

Molly Canales

650-963-5674

press@solarcity.com

For Incapital

Kris Kagel, JCPR

201-221-6534

kkagel@jcprinc.com